EXHIBIT 99.1

NAUTILUS, INC. REPORTS RESULTS FOR THE FIRST QUARTER 2018

First Quarter Revenue and Operating Income Exceed Guidance

Retail Revenue Increased 13.7% to $43.0 Million

Company Reiterates Full Year 2018 Revenue and Operating Income Guidance

VANCOUVER, WASHINGTON, May 7, 2018 - Nautilus, Inc. (NYSE: NLS) today reported its unaudited operating results for the first three months ended March 31, 2018.

Q1 2018 Highlights
All comparisons relate to the first quarter of 2017 unless otherwise indicated:

•	Revenues:

◦	Total revenue increased 1.4% to $114.8 million compared to prior year of $113.3 million and guidance range of $110.0 to $113.0 million.

◦	Direct segment sales decreased 4.7% to $71.2 million primarily from the expected decline in TreadClimber® sales, partially offset by growth of new products, including the Bowflex HVT® product.

◦	Retail segment sales increased 13.7% to $43.0 million, reflecting strong growth across a variety of product lines, as well as growth in specialty and commercial customers.

•	Gross Margins:

◦	Total company gross margins decreased by 320 basis points to 51.3% primarily due to a reduction in Direct gross margins, coupled with a shift in segment revenue mix from Direct to Retail.

◦	Direct margins decreased by 250 basis points due to a shift in product mix to lower margin HVT® products and treadmills.

◦	Retail margins decreased by 80 basis points due to increased product costs.

•	Operating income decreased 15.7% to $10.7 million compared to prior year of $12.7 million due to the decline in gross margin and added investments in key strategic initiatives.

•
Income from continuing operations for the first quarter of 2018 was $8.1 million, or $0.27 per diluted share, compared to income from continuing operations of $8.2 million, or $0.26 per diluted share in the prior year quarter.

•	EBITDA from continuing operations decreased 11.8% to $13.1 million compared to $14.9 million in the prior year period.

•	At March 31, 2018, cash and marketable securities increased to $92.7 million and debt decreased to $44.0 million, compared to $85.2 million and $48.0 million, respectively, at December 31, 2017.

•	Repurchased $2.7 million of stock in the open market as part of previously announced stock repurchase program.

Bruce M. Cazenave, Chief Executive Officer, stated, “First quarter 2018 revenue and operating income exceeded the guidance range we provided and were driven by solid momentum in our Retail segment. The Retail segment achieved 14% growth in the first quarter as we experienced broad based sales growth across existing and recently introduced products with several key partners and improved performance in the specialty retail channel. As anticipated, we experienced a decline in the Direct segment revenues due to the phase-down of the mature TreadClimber® product line but are well positioned to return to growth in this segment beginning the third quarter of 2018. New products introduced during the middle of last year such as the Bowflex Results SeriesTM and HVT® products continued to meaningfully contribute during the first quarter, and we are on track to launch additional Direct and Retail segment products later this year. The introduction of the Commercial Max Trainer® product at the recent IHRSA show has been extremely well received

, and we look forward to the anticipated uplift in Octane sales when the product starts shipping during the third quarter of this year.”

Mr. Cazenave continued, “Implementation of the multi-faceted 2018 plan we described in previous communications is proceeding as planned and on schedule. This includes systems integration, consolidation of warehousing facilities, supply base realignment and restructuring of our international sales and support teams. Progress in developing our new digital technology platform is also advancing as planned. These initiatives are anticipated to enhance and support our growth initiatives, including new product introductions and improved margins, going forward. Based on our first quarter results, planned rollout of new offerings and operational improvements, we are well positioned to return to full year top line growth in 2018, and reaffirm our full year guidance range on revenue and operating income.”

For further information, see “Results of Operations Information” attached hereto.

Segment Results

Net sales for the Direct segment were $71.2 million in the first quarter of 2018, a decrease of 4.7% over the comparable period last year as the expected decline in TreadClimber® sales, coupled with a decline in Max Trainer® sales, was partially offset by the growth of new products, including the Bowflex Results SeriesTM treadmills and ellipticals. Operating income for the Direct segment was $11.3 million for the first quarter of 2018, compared to $15.3 million in the first quarter of last year. Operating income was negatively impacted by the decline in gross margins and lower media returns, partially offset by a decrease in consumer financing fees. Gross margin for the Direct segment declined by 250 basis points resulting from a shift in product mix to lower margin HVT® products and treadmills.

Net sales for the Retail segment were $43.0 million in the first quarter of 2018, an increase of 13.7% when compared to $37.8 million in the first quarter last year. The increase reflected robust growth across a variety of product lines and sales growth with specialty and commercial customers. Operating income for the Retail segment was $3.9 million for the first quarter of 2018 compared to $2.2 million in the first quarter of last year. The increase in Retail segment operating income was primarily due to the higher net sales, coupled with the non-recurrence of a $1.2 million reserve recorded in the same period of the prior year. Retail segment gross margin was 31.2% in the first quarter of 2018, compared to 32.0% in the same quarter of the prior year, reflecting increased product costs due to unfavorable changes in foreign currency exchange rates.

Royalty revenue in the first quarter 2018 was $0.6 million, compared to $0.7 million for the same quarter of last year. The reduction in royalty revenue reflects the renegotiation of a certain license.

For further information, see “Segment Information” attached hereto.

Balance Sheet

As of March 31, 2018, the Company had cash and marketable securities of $92.7 million and debt of $44.0 million, compared to cash and marketable securities of $85.2 million and debt of $48.0 million at year end 2017. During the first quarter, the Company purchased $2.7 million of stock in the open market as part of its previously announced stock repurchase program. Working capital of $93.6 million as of March 31, 2018 was $2.4 million higher than the 2017 year-end balance of $91.1 million. Inventory as of March 31, 2018 was $37.7 million, compared to $53.4 million as of December 31, 2017 and $34.3 million at the end of the first quarter last year.

For further information, see “Balance Sheet Information” attached hereto.

Conference Call

Nautilus will host a conference call to discuss the Company’s operating results for the first quarter ended March 31, 2018 at 4:30 p.m. ET (1:30 p.m. PT) on Monday, May 7, 2018. The call will be broadcast live over the Internet hosted at http://www.nautilusinc.com/events and will be archived online within one hour after completion of the call. In addition, listeners may call (888) 394-8218 in North America and international listeners may call (323) 701-0225. Participants from the Company will include Bruce M. Cazenave, Chief Executive Officer, Sid Nayar, Chief Financial Officer, and William B. McMahon, Chief Operating Officer.

A telephonic playback will be available from 7:30 p.m. ET, May 7, 2018, through 11:59 p.m. ET, May 21, 2018. Participants can dial (844) 512-2921 in North America and international participants can dial (412) 317-6671 to hear the playback. The passcode for the playback is 2770686.

Non-GAAP Presentation

In addition to disclosing results determined in accordance with GAAP, Nautilus has presented EBITDA from continuing operations, a non-GAAP financial measure, for the three months ended March 31, 2018 and 2017.

The Company defines EBITDA from continuing operations as its income from continuing operations, adjusted to exclude interest expense (income), income tax expense of continuing operations, and depreciation and amortization expense. The Company uses EBITDA from continuing operations in evaluating its operating results and for financial and operational decision-making purposes such as budgeting and establishing operational goals. The Company believes that EBITDA from continuing operations helps identify underlying trends in its business that could otherwise be masked by the effect of the items that are excluded from EBITDA from continuing operations and enhances the overall understanding of the Company’s past performance and future prospects. The Company presents EBITDA from continuing operations as a complement to results provided in accordance with GAAP, and these results should not be regarded as a substitute for GAAP. The Company strongly encourages you to review all of its financial statements and publicly-filed reports in their entirety and to not rely on any single financial measure.

For a quantitative reconciliation of our non-GAAP financial measures to the most comparable GAAP measures, see "Reconciliation of Non-GAAP Financial Measures" included with this release.

About Nautilus, Inc.

Headquartered in Vancouver, Washington, Nautilus, Inc. (NYSE: NLS) is a global fitness solutions company that believes everyone deserves a fit and healthy life. With a brand portfolio including Bowflex®, Nautilus®, Octane Fitness®, Schwinn® and Universal®, Nautilus, Inc. develops innovative products to support healthy living through direct and retail channels, as well as in commercial channels with Octane Fitness® products. Nautilus, Inc. uses the investor relations page of its website (www.nautilusinc.com/investors) to make information available to its investors and the market.

This press release includes forward-looking statements (statements which are not historical facts) within the meaning of the Private Securities Litigation Reform Act of 1995, including: projected or forecasted financial and operating results; statements regarding the Company's prospects, resources or capabilities; current or future financial and economic trends; planned investments, restructurings and similar initiatives and the anticipated or targeted results therefrom; future plans for introduction of new products; and anticipated demand for the Company's new and existing products. Factors that could cause Nautilus, Inc.’s actual results to differ materially from these forward-looking statements include: our ability to timely acquire inventory that meets our quality control standards from sole source foreign manufacturers at acceptable costs; an inability to pass along or otherwise mitigate the impact of raw material price increases and other cost pressures; experiencing delays and/or greater than anticipated costs in connection with launch of new products, entry into new markets, or restructuring initiatives; changes in consumer fitness trends; changes in the media consumption habits of our target consumers or the effectiveness of our media advertising; a decline in consumer spending due to unfavorable economic conditions; and softness in the retail marketplace. Additional assumptions, risks and uncertainties are described in detail in our registration statements, reports and other filings with the Securities and Exchange Commission, including the “Risk Factors” set forth in our Annual Report on Form 10-K, as supplemented by our quarterly reports on Form 10-Q. Such filings are available on our website or at www.sec.gov. You are cautioned that such statements are not guarantees of future performance and that our actual results may differ materially from those set forth in the forward-looking statements. We undertake no obligation to publicly update or revise forward-looking statements to reflect subsequent developments, events or circumstances.

# # # #

SOURCE: Nautilus, Inc.
Investor Relations Contact:
John Mills, ICR, LLC
Telephone: (646) 277-1254

RESULTS OF OPERATIONS INFORMATION

The following summary contains information from our condensed consolidated statements of operations for the three months ended March 31, 2018 and 2017 (unaudited and in thousands, except per share amounts):

	Three Months Ended March 31,
	2018	2017

Net sales	$114,813	$113,252
Cost of sales	55,942	51,507
Gross profit	58,871	61,745

Operating expenses:
Selling and marketing	36,763	37,665
General and administrative	6,910	7,486
Research and development	4,501	3,911
Total operating expenses	48,174	49,062

Operating income	10,697	12,683
Other expense, net	(34)	(360)
Income from continuing operations before income taxes	10,663	12,323
Income tax expense	2,523	4,138
Income from continuing operations	8,140	8,185
Loss from discontinued operations(1)	(81)	(1,092)
Net income	$8,059	$7,093

Basic income per share from continuing operations	$0.27	$0.27
Basic loss per share from discontinued operations	—	(0.04)
Basic net income per share	$0.27	$0.23

Diluted income per share from continuing operations	$0.27	$0.26
Diluted loss per share from discontinued operations	—	(0.04)
Diluted net income per share(2)	$0.26	$0.23

Shares used in per share calculations:
Basic	30,314	30,713
Diluted	30,591	31,127

Select Metrics:
Gross margin	51.3%	54.5%
Selling and marketing % of net sales	32.0%	33.3%
General and administrative % of net sales	6.0%	6.6%
Research and development % of net sales	3.9%	3.5%
Operating income % of net sales	9.3%	11.2%

(1) The three months ended March 31, 2017 include a $1.2 million expense related to a lawsuit settlement with Biosig Instruments, Inc.
(2) May not add due to rounding.

SEGMENT INFORMATION

The following table presents certain comparative information by segment for the three months ended March 31, 2018 and 2017 (unaudited and in thousands):

	Three Months Ended March 31,		Change
	2018	2017	$	%
Net sales:
Direct	$71,201	$74,703	$(3,502)	(4.7)%
Retail	42,993	37,805	5,188	13.7%
Royalty	619	744	(125)	(16.8)%
	$114,813	$113,252	$1,561	1.4%

Operating income (loss):
Direct	$11,291	$15,333	$(4,042)	(26.4)%
Retail	3,921	2,212	1,709	77.3%
Unallocated corporate	(4,515)	(4,862)	347	7.1%
	$10,697	$12,683	$(1,986)	(15.7)%

BALANCE SHEET INFORMATION

The following summary contains information from our condensed consolidated balance sheets as of March 31, 2018 and December 31, 2017 (unaudited and in thousands):

	As of
	March 31, 2018	December 31, 2017
Assets

Cash and cash equivalents	$23,747	$27,893
Available-for-sale securities	68,905	57,303
Trade receivables, net of allowances of $133 and $119	29,796	42,685
Inventories	37,699	53,354
Prepaids and other current assets	7,132	7,240
Income taxes receivable	30	17
Total current assets	167,309	188,492

Property, plant and equipment, net	16,591	15,827
Goodwill	61,963	62,030
Other intangible assets, net	56,933	57,743
Deferred income tax assets, non-current	287	—
Other assets	704	684
Total assets	$303,787	$324,776

Liabilities and Shareholders' Equity

Trade payables	$41,724	$66,899
Accrued liabilities	12,126	10,764
Warranty obligations, current portion	3,900	3,718
Note payable, current portion	15,993	15,993
Total current liabilities	73,743	97,374

Warranty obligations, non-current	2,158	2,399
Income taxes payable, non-current	3,103	2,955
Deferred income tax liabilities, non-current	9,687	8,558
Other non-current liabilities	2,208	2,315
Note payable, non-current	27,988	31,986
Shareholders' equity	184,900	179,189
Total liabilities and shareholders' equity	$303,787	$324,776

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

The following table presents a reconciliation of EBITDA from continuing operations for the three months ended March 31, 2018 and 2017 (unaudited and in thousands):

	Three Months Ended March 31,
	2018	2017

Income from continuing operations	$8,140	$8,185
Interest expense, net	21	313
Income tax expense of continuing operations	2,523	4,138
Depreciation and amortization	2,439	2,244
Earnings before interest, taxes, depreciation and amortization (EBITDA) from continuing operations	$13,123	$14,880